PROGRESS SOFTWARE CORPORATION
OFFER TO AMEND ELIGIBLE OPTIONS

LETTER OF TRANSMITTAL

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
ON JANUARY 24, 2007, UNLESS THE OFFER IS EXTENDED.

Important: Read the remainder of this Letter of Transmittal before completing this page and signing on page 4.

If you want to accept the Offer with respect to all Eligible Options that you hold, check Box 1, “Amend All Eligible Options” below. If you want to accept the Offer with respect to some, but not all, of the Eligible Options that you hold, check Box 2, “Amend All Eligible Options, Except For” below, and list each Eligible Option with respect to which you are not accepting the Offer. If you sign and submit this Letter of Transmittal but do not clearly mark one of those two boxes, your election with respect to your Eligible Options will default to “Amend All Eligible Options,” and all of your Eligible Options will be amended to increase the per share exercise price to the fair market value per share of Progress common stock on the applicable measurement dates for such options for tax purposes, as set forth on Schedule I to the Offer to Amend dated December 22, 2006.

BOX 1: ☐	AMEND ALL ELIGIBLE OPTIONS

BOX 2: ☐	AMEND ALL ELIGIBLE OPTIONS, EXCEPT FOR THE FOLLOWING (and those on any additional sheets that I have attached to this Letter of Transmittal):

		Number of	Original Exercise
Option Number	Grant Date	Shares Granted	Price

IMPORTANT: YOU MUST ALSO SIGN THIS LETTER ON PAGE 4.

To Progress Software Corporation (“Progress”):

By checking Box 1, “Amend All Eligible Options” or Box 2, “Amend All Eligible Options, Except For” on the cover page of this Letter of Transmittal (or by signing and submitting this Letter of Transmittal without marking either such box), I understand and agree to all of the following:

1. I acknowledge that I am not required to accept the Offer (as defined below).

2. I hereby accept the offer by Progress to amend my Eligible Options in accordance with the terms set forth in (i) the Offer to Amend dated December 22, 2006 (the “Offer to Amend”), of which I hereby acknowledge receipt, and (ii) this Letter of Transmittal (this “Letter”, which together with the Offer to Amend, as they may be amended or supplemented from time to time, constitute the “Offer”). My Eligible Options consist of the portions of the options to purchase shares of Progress common stock granted by Progress to me that have an exercise price less than the fair market value of Progress common stock on the applicable measurement dates for such options for tax purposes, as set forth on Schedule I to the Offer to Amend, and that (i) were unvested as of December 31, 2004 and (ii) will be outstanding and unexercised at the expiration of the Offer. Each Eligible Option that I hold with respect to which the Offer is accepted will be amended to have an exercise price per share equal to the fair market value per share of Progress common stock on the measurement date for such option for tax purposes, as set forth on Schedule I to the Offer to Amend, on the first business day following the expiration date of the Offer. The date on which the Eligible Option is amended will constitute the “Amendment Date.” Except for the increased exercise price, all the terms and provisions of my amended Eligible Option will be the same as in effect immediately before the amendment. All other capitalized terms used in this Letter but not defined herein have the meaning assigned to them in the Offer to Amend.

3. The Offer expires at 12:00 midnight, Eastern Time, on January 24, 2007 (the “Expiration Date”), unless Progress, in its discretion, has extended or extends the period of time during which the Offer will remain open. In such event, the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended, expires.

4. Until the Expiration Date, I will have the right to withdraw my acceptance of the Offer with respect to any Eligible Option. If I accept the Offer with respect to multiple Eligible Options, I will have the right to withdraw my acceptance of the Offer with respect to some or all of my Eligible Options. I understand that I can exercise my right to withdraw by returning to Progress a completed, dated and signed Withdrawal Form, a copy of which I have received. I do not have the right to withdraw my acceptance of the Offer with respect to only a portion of an Eligible Option. I will have no withdrawal rights after the Expiration Date, unless Progress does not accept any of my Eligible Options for amendment before 12:00 midnight, Eastern Time, on February 21, 2007, the 40th business day after December 22, 2006. I may then withdraw my acceptance of the Offer with respect to some or all of my Eligible Options at any time before Progress accepts those options for amendment pursuant to the Offer.

5. Progress’ acceptance of my Eligible Option for amendment pursuant to the Offer will constitute a binding agreement between Progress and me upon the terms and subject to the conditions of the Offer.

6. I am the registered holder of each Eligible Option submitted hereby.

7. Progress is not giving me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisors regarding to the consequences of participating or not participating in the Offer.

8. I acknowledge and agree that, under certain circumstances set forth in the Offer to Amend, Progress may either terminate the Offer or amend the Offer and postpone its acceptance of Eligible Options for amendment. If Progress does not accept for amendment an Eligible Option for which I have accepted the Offer, that option will not be amended and will continue to have the same terms and conditions, including exercise price, as were in effect before the Offer was made.

9. I acknowledge and agree that Progress will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of and withdrawal from the Offer. I agree that Progress’ determination of such matters will be final and binding on all parties. I acknowledge and agree that Progress reserves the right to reject any acceptances of or withdrawals from the Offer that it determines do not comply with the conditions of the Offer, not to be in appropriate form or the acceptance of which to be unlawful. I acknowledge and agree that Progress also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in any acceptance of or withdrawal from the Offer, and Progress’ interpretation of the terms of the Offer (including the instructions to this Letter of Transmittal) will be final and binding on all parties. I acknowledge and agree that no acceptance of or withdrawal from the Offer will be deemed to be properly made until all defects and irregularities have been cured by me or waived by Progress. I acknowledge and agree that, unless waived, any defects or irregularities in connection with any acceptance of or withdrawal from the Offer must be cured within such time as Progress shall determine. I agree that neither Progress nor any other person is or will be obligated to give notice of any defects or irregularities in acceptance of or withdrawal from the Offer, and no person will incur any liability for failure to give any such notice. I acknowledge and agree that Progress will not accept for amendment any options that are not eligible for the Offer.

I understand and agree that neither Progress nor the board of directors of Progress is making any recommendation regarding whether or not I should accept the Offer with respect to any Eligible Option, and that I must make my own decision regarding whether to accept the Offer with respect to any Eligible Option, taking into account my own personal circumstances.

SIGNATURE OF OPTIONEE

(Signature of Optionee or Authorized Signatory)

(Please print Optionee’s Name in full)

(Capacity of Authorized Signatory, if applicable)

Date:

Address:

Daytime Telephone: ( )

Email Address:

Please read the instructions on the following page of this Letter of Transmittal and then check the appropriate box on the cover page (and complete the information in Box 2, if desired), sign and date the signature block above, and return the entire Letter of Transmittal before 12:00 midnight, Eastern Time, on January 24, 2007 by (i) facsimile to Susan Goida at Ernst & Young, facsimile number (866) 821-0293, (ii) U.S. mail, Federal Express or other nationally-recognized commercial delivery service to Susan Goida, Ernst & Young, 200 Clarendon Street, 44th Floor, Boston, Massachusetts 02116 or (iii) email to tenderoffer@progress.com.

DELIVERY OF THIS LETTER OF TRANSMITTAL IN ANY WAY
OTHER THAN AS DESCRIBED ABOVE
WILL NOT CONSTITUTE A VALID DELIVERY.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Letter of Transmittal.  To accept the Offer, a properly completed and duly executed original of this Letter of Transmittal, and any other documents required by this Letter of Transmittal, must be received by Progress by facsimile, mail or e-mail, as set forth on the signature page of this Letter of Transmittal, before 12:00 midnight, Eastern Time, on the Expiration Date.

Delivery will be deemed made only when actually received by Progress. It is your responsibility to ensure that your Letter of Transmittal has been received by the Expiration Date. You should in all events allow sufficient time to ensure timely delivery.

NOTE: Receipt by Progress does not constitute a determination by Progress that the Letter of Transmittal has been properly completed. It is your responsibility to ensure that you have submitted a properly completed and signed Letter of Transmittal.

2. Delivery by E-mail.  If you choose to deliver this Letter of Transmittal to Progress by e-mail, you may complete and return it in one of two ways:

(a) First, you may scan and e-mail to tenderoffer@progress.com a .pdf file of a properly completed and duly executed copy of this Letter of Transmittal (including these instructions) and any other required documents.

(b) Second, except as provided by Instruction 4, if you are a current Progress employee, you may use your Progress e-mail account (“@progress.com”) to e-mail to tenderoffer@progress.com this interactive .pdf Letter of Transmittal completed with Adobe Acrobat in which you have properly completed each portion of this Letter of Transmittal and signed the Letter of Transmittal by typing your name above the signature line. To check a box on the cover page, click on the box you wish to check. Sending an interactive .pdf file of a properly completed Letter of Transmittal from any e-mail account other than a Progress e-mail account will not constitute valid delivery.

3. Acceptance.  Progress will not accept any alternative, conditional or contingent acceptance. All persons accepting the Offer with respect to Eligible Options shall, by execution of this Letter, waive any right to receive any notice of Progress’ acceptance of their Eligible Options for amendment, except as set forth in the Offer.

4. Signatures.  Except as otherwise provided in the next sentence, the optionee must sign this Letter of Transmittal. If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Progress of the authority of such person so to act must be submitted with this Letter of Transmittal. No Letter of Transmittal requiring any evidence of authority to sign may be submitted as provided in Instruction 2(b).